UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
January 5, 2006 (November 9, 2005)

THERAGENICS CORPORATION®
(Exact name of registrant as specified in charter)

Delaware	000-15443	58-1528626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(Address of principal executive offices / Zip Code)

(770) 271-0233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01    Entry into a Material Definitive Agreement

On November 8, 2005, the Compensation Committee of the Board of Directors of Theragenics Corporation (the “Company”) recommended changes to the Company’s short-term incentive program for 2005 to reflect the Company’s acquisition of CP Medical completed May 6, 2005 and the impact of the restructuring announced August 11, 2005. The Board of Directors approved these changes on November 9, 2005. These changes were made to reflect the board’s belief that the restructuring was in the best interest of shareholders and that such positive actions should not have a negative impact on short-term incentives, and to recognize the revenue and earnings goals of the CP Medical acquisition. Accordingly, the revenue and earnings per share goals of the short-term incentive program were reduced to reflect the impact of the restructuring and increased to reflect the targeted contribution of CP Medical. In addition, the individual performance objectives for the Chief Executive Officer and the Executive Vice President Strategy and Business Development established in February 2005 were revised to replace objectives related to the Company’s PSP project and research and development activities, which were discontinued in connection with the restructuring, with other performance objectives consistent with the change in strategic direction announced in August.

On November 8, 2005, the Compensation Committee recommended, and on November 9, 2005 the Board approved, the establishment of an additional bonus opportunity for the Chief Executive Officer in the amount of 40% of base salary upon achieving specified confidential commercial goals.

On November 8, 2005, the Compensation Committee recommended, and on November 9, 2005 the Board approved, the payment of a cash bonus of approximately $7,100 to Bruce W. Smith, Executive Vice President Strategy and Business Development.

On November 8, 2005, the Compensation Committee recommended, and on November 9, 2005 the Board approved, compensation to the non-executive Chairman of the Board in the amount of $25,000 per year in addition to standard director, committee, and committee chair fees.

The Company has determined that the outstanding performance restricted stock rights (the “performance rights”) based on total stockholder return over a performance cycle contain a market condition as defined under Statement of Financial Accounting Standards 123R (“SFAS 123R”), which is effective for the Company as of January 1, 2006. Under SFAS 123R, valuation of share-based payments with market conditions require a complex valuation methodology that would be unduly costly for an issuer the size of the Company. In view of the significant administrative cost associated with valuing the Company’s outstanding performance rights which contain market conditions under SFAS 123R, on November 8, 2005 the Compensation Committee recommended, and on November 9, 2005, the Board approved revising the outstanding performance rights held by current executive officers. The revision will include terminating the performance cycle for measuring total stockholder return under the outstanding performance rights held by the current executive officers as of December 31, 2005. As a result, the number of shares to be issued upon vesting of the performance rights will be determined based on total stockholder return through December 31, 2005. Vesting remains conditioned on continued employment through the original term of the award, subject to acceleration in certain events as set forth in the original award. On December 29, 2005, the Compensation Committee approved the form of Amendment to Performance Restricted Stock Right Agreement attached hereto as Exhibit 10.1, and commencing on or about such date, the Company entered into Amendments in such form with each of its current executive officers holding performance rights.

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Item 9.01    Financial Statements and Exhibits

(c)    Exhibits

Exhibit Number	Document

10.1	Form of Amendment to Performance Restricted Stock Rights Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERAGENICS CORPORATION
(Registrant)

Dated: January 5, 2006	By: /s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer

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